 Exhibit 10.31

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks. The identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”) is made as of January 21, 2020 (the “Effective Date”), by and between Apexian Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 20 North Meridian Street, Suite 801, Indianapolis, IN 46204 (“Sublicensor”), and Ocuphire Pharma, Inc., a Delaware corporation, having its principal place of business at 37000 Grand River Avenue, Suite 120, Farmington Hills, MI 48335 (“Sublicensee”). Sublicensor and Sublicensee are each individually referred to herein without distinction as a “Party” and collectively as the “Parties.”

Background

Pursuant to the License Agreement dated as of March 3, 2015 (the “Eisai Agreement”), by and between Sublicensor and Eisai Co., Ltd., a corporation organized under the laws of Japan (“Eisai”), Sublicensor has been granted a license to certain “Licensed Technology” as defined in the Eisai Agreement (the “Eisai Licensed Technology”) and comprising study reports, manufacturing and analytical records, data, know-how, technical information and other proprietary information owned or licensed by Eisai.

Pursuant to the Restated and Amended Exclusive License Agreement dated as of May 15, 2017, between Indiana University Research and Technology Corporation (“IURTC”) and Sublicensor, as amended by the First Amendment thereto effective February 16, 2018, the Second Amendment thereto effective November 25, 2019 and the Third Amendment thereto effective January 9, 2020 (the “IURTC Agreement”), Sublicensor has been granted an exclusive license to certain “Patent Rights” as defined in the IURTC Agreement (the “IURTC Patent Rights”) and including the U.S. and foreign equivalent patents and patent applications listed in Exhibit A attached hereto.

Sublicensee desires to obtain from Sublicensor, and Sublicensor is willing to grant Sublicensee, an exclusive worldwide sublicense to Sublicensor’s rights in the IURTC Patent Rights and a non-exclusive worldwide sublicense to Sublicensor’s rights in the Eisai Licensed Technology, as well as an exclusive worldwide sublicense to certain other technology developed by Sublicensor, together constituting a Ref-1 Inhibitor program relating to therapeutic applications to treat disorders related to ophthalmic and diabetes mellitus conditions, on the terms and conditions set forth herein.

Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, Sublicensor and Sublicensee hereby agree as follows:

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Article 1
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the following meanings:

1.1       “Affiliate” means each and every business entity controlling, controlled by or under common control with a Party. For purposes of this definition, “control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the voting or income interest of the applicable business entity.

1.2       “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.

1.3       “Calendar Quarter” means the three (3) month period commencing as of January 1, 2020, and each successive three (3) month period thereafter.

1.4       “Calendar Year” means the twelve (12) month period commencing as of January 1, 2020, and each successive twelve (12) month period thereafter.

1.5       “Compound” means any chemical compound developed by or on behalf of Sublicensee, the manufacture, use, importation, offer for sale or sale of which would infringe a Valid Patent Claim under the Sublicensed Patents in the absence of the license granted under this Agreement.

1.6       “Confidential Information” means any information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including, without limitation, trade secrets, documents expressly designated as confidential, information related to either Party’s design, drawings, development or manufacturing processes, products, devices, employees, facilities, equipment, security systems, information systems, finances, product plans, marketing plans, suppliers, or distributors and all confidential regulatory applications, regulatory and clinical materials and related filings, applications and data, the content of any unpublished patent applications, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information and shall include all confidential information disclosed or accessed by the Parties pursuant to the provisions of this Agreement. “Confidential Information” shall not include information that (a) is now available or becomes available to the public without breach of this Agreement; (b) is explicitly approved for release by written authorization of the Disclosing Party; (c) is lawfully obtained from a third party or parties without a duty of confidentiality; (d) is known to the Receiving Party prior to disclosure as evidenced by prior written records; or (e) is at any time developed by or for the Receiving Party independently of any such disclosure(s) from the Disclosing Party.

1.7       “Damages” shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

1.8       “Data” means any and all non-aggregated and aggregated research, pharmacology, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data or information, including investigator brochures and reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from, or related to, clinical studies or non-clinical studies, research or testing.

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1.9        “Field” means human health uses for ophthalmic and diabetes mellitus indications.

1.10       “First Commercial Sale” means the first sale of the Sublicensed Products by Sublicensee, Sublicensee’s Affiliates or a Further Sublicensee to a third party in a country in the Territory following receipt of Regulatory Approval for the Sublicensed Products in such country.

1.11       “Fully Diluted Shares” shall mean as of each such date of determination the sum of the following: (x) all of the issued outstanding shares of Sublicensee’s common stock; (y) all issued and outstanding shares of Sublicensee’s preferred stock calculated on an as-converted to shares of Sublicensee’s common stock basis; and (z) the full number of shares of Sublicensee’s common stock issuable under all outstanding options and warrants of Sublicensee in effect as such date of determination.

1.12       “Further Sublicense” means the further sublicense of the Sublicense to any person or entity by Sublicensee pursuant to the terms and conditions of this Agreement.

1.13       “Further Sublicensee(s)” means any person or entity to which a Further Sublicense is granted.

1.14       “Improvement” means an invention for which the Inventor is a sole or co-inventor, that (a) is disclosed to IURTC on or before December 31, 2022, (b) is owned in whole by IURTC, (c) IURTC has the right to license to Sublicensor subject to any rights of third persons under agreements with IU or IURTC, and (d)(i) embodies any claim or a use of E3330/APX3330 or analogues thereof, or (ii) the making, use or Sale of which would infringe upon any Patent Valid Claim in the absence of a license from IURTC.

1.15        “Intellectual Property” means (a) any inventions, ideas, discoveries, developments, improvements, innovations, and know-how, whether or not subject to patent, copyright or trademark protection; (b) trade secrets; (c) compositions of matter, (d) proprietary procedures, prototypes, products or devices; and (e) experimental and regulatory results.

1.16       “Inventor” means Dr. Mark R. Kelley.

1.17       “License Agreements” means the IURTC Agreement and the Eisai Agreement.

1.18       “Net Sales” means the gross receipts for the Sale of Sublicensed Products, less the following to the extent documented to Sublicensor and only insofar as they are included in gross receipts and are separately billed:

(a)       Trade, quantity, and cash rebates on Sublicensed Products actually provided to third parties;

(b)       Credits, allowances, or refunds, not to exceed the original invoice amount, actually allowed for actual claims, damaged goods, rejections, or returns of Sublicensed Products; and

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(c)       Excise, sale, use or other taxes, other than income taxes and value added taxes, that are included in gross receipts and that are paid to Sublicensee for Sublicensed Products.

If Sales are not in an arms-length transaction or are between Sublicensee or its Affiliates or Further Sublicensees, then the gross receipts of the sale will be deemed to be the annual average gross invoiced amount in the same country for arms-length transactions for the Sublicensed Product. Unless otherwise specified herein, Net Sales shall be calculated in accordance with (and include the deductions as permitted by) U.S. GAAP generally and consistently applied.

1.19       “Regulatory Approval” means, with respect to the Sublicensed Products in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Sublicensed Products in such country or jurisdiction.

1.20       “Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for the Sublicensed Products in the Territory.

1.21       “Reverse Merger Transaction” means a reverse merger or similar transaction between Sublicensee and a corporation whose securities are listed on the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

1.22       “Royalty Term” means, with respect to the Sublicensed Products in each country in the Territory, the period commencing on the Effective Date and expiring upon the expiration or abandonment of the last Valid Patent Claim of the Sublicensed Patents in such country in the Territory.

1.23       “Sale”, “Sold”, or “Sell” shall mean any transaction in which a Sublicensed Product is manufactured, exchanged, or transferred for value, including without limitation sales, leases, licenses, rentals, provision of services through the practice of Sublicensed Products, and other modes of distribution or transfer of a Sublicensed Product. A Sale of a Sublicensed Product will be deemed to have been made upon the earliest of the dates on which Sublicensee (or anyone acting as a result of, on behalf of, or for the benefit of Sublicensee or any of its Affiliates or Further Sublicensees) invoices, ships, provides, or receives value for a Sublicensed Product.

1.24       “Securities Act” means the Securities Act of 1933, as amended.

1.25       “Stockholders Agreement” means that certain Stockholders Agreement dated April 10, 2018 entered into by and among Sublicensee and the Stockholders named therein.

1.26       “Sublicense” means the sublicense granted under Section 2.1 hereof.

1.27       “Sublicensed Product(s)” means any product that is made, made for, used, Sold or imported by Sublicensee or any Further Sublicensee that: (a) in the absence of this Agreement would infringe at least one Valid Patent Claim or would be covered by at least one pending Valid Patent Claim; (b) uses a process covered by a Valid Patent Claim; or (c) in the absence of this Agreement would infringe at least one issued Valid Patent Claim or would be covered by at least one pending Valid Patent Claim but for the exception of 35 U.S.C. § 271(e)(1) or similar exception in the U.S. or other countries.

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1.28        “Sublicensed Patent Rights” means all of Sublicensor’s rights in the IURTC Patent Rights as of the Effective Date that are reasonably necessary or useful in the Field, including (a) the patents and patent applications listed in Exhibit A attached hereto and any other patents or patent applications included in the IURTC Patent Rights as of the Effective Date that are reasonably necessary or useful in the Field (the “Sublicensed Patents”); (b) all U.S. patent applications claiming priority to the Sublicensed Patents, including without limitation divisionals, equivalent continuations and subject matter claimed in continuations-in-part applications that are entitled to the priority filing date of any of the above; (c) foreign equivalent applications claiming priority to the Sublicensed Patents; (d) patents issuing from any of the Sublicensed Patents; (e) any of the foregoing during reissue, re-examination, opposition or post-grant review proceedings; (f) reissues and re-examinations of any of the Sublicensed Patents; (g) any extensions of or supplementary protection certificates referencing any of the above patents; and (h) any Improvements related to the foregoing that are added to this Agreement pursuant to the terms and conditions of Section 2.6 below.

1.29       “Sublicensed Technology” shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, analytical reference materials and all confidential and/or proprietary chemical substances, biological materials, devices, prototypes, assays, and technical information, that has been developed or acquired before the Effective Date (with the right to disclose and sublicense and subject to the rights of third parties as of the Effective Date) by Sublicensor to the extent such technology is reasonably necessary or useful for the development, manufacture, use, import, offer for sale or sale of the Sublicensed Product, including the Eisai Licensed Technology. With regard to the addition of improvements to the Eisai Licensed Technology, Sublicensee shall have the same rights afforded to Sublicensor under the Eisai Agreement.

1.30       “Territory” shall mean all of the countries and territories of the world.

1.31       “Valid Patent Claim” means a claim of a pending patent application or of an issued and unexpired patent included in the Sublicensed Patent Rights that has not been dedicated to the public or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision either cannot be appealed or is for which appeal is not timely prosecuted.

Article 2
GRANT OF SUBLICENSE

2.1       Sublicense Grant. Subject to the terms and conditions of this Agreement and the License Agreements, Sublicensor hereby grants to Sublicensee an exclusive worldwide sublicense under the Sublicensed Patent Rights and an exclusive worldwide sublicense to the Sublicensed Technology, except for Sublicensed Technology that is Eisai Licensed Technology, for which Sublicensor hereby grants to Sublicensee a worldwide non-exclusive sublicense, for use in the Field in the Territory, with the right to use, make, have made, sell, offer, import, export, practice and develop the Sublicensed Products and the Sublicensed Technology for use in the Field in the Territory. Subject to the provisions in Article 4, Sublicensee shall have the right to grant Further Sublicenses to third party ophthalmic and diabetes product pharmaceutical companies without IURTC’s prior written consent, provided that (a) all terms and conditions applicable to Sublicensee under this Agreement will also apply to Sublicensee’s Further Sublicensees and (b) Sublicensee’s Further Sublicensees are expressly prohibited from issuing further Sublicenses under any or all of the Patent Rights absent IURTC’s prior written consent in accordance with the IURTC Agreement. Any other Further Sublicenses shall require IURTC's prior written consent in accordance with the IURTC Agreement.

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2.2       Compliance. The grant of the Sublicense is conditioned on Sublicensee’s compliance with the terms and conditions of the License Agreements including, but not limited to, assuming the same obligations as Sublicensor under Article 7 of the IURTC Agreement.

2.3       Education and Research Use. Sublicensee acknowledges that, under the IURTC Agreement, IURTC and certain other parties retain the right to practice the Sublicensed Patent Rights for educational and/or research purposes and to permit other non-profit entities to do the same for educational and/or research purposes. Sublicensee agrees not to directly or indirectly restrict the rights of IURTC, other non-profit entities, or their respective faculty, staff, students, or employees from publishing the results of their research or transferring materials related to the Sublicensed Patent Rights.

2.4       U.S. Government Rights. In accordance with 35 U.S.C. §§ 200-212, 37 C.F.R. Part 401, and in the relevant government research contracts with IURTC, the U.S. government retains certain rights and may impose certain requirements with respect to subject inventions as that term is defined therein. To the extent applicable, such rights and requirements include without limitation: (a) the grant of a non-exclusive, non-transferable, irrevocable, fully paid-up license to practice or have practiced for or on behalf of the government the subject inventions throughout the world; and (b) the requirement that subject inventions and products produced through the use of subject inventions that are used or sold in the U.S. be manufactured substantially in the U.S. The rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time, and Sublicensee agrees to comply and enable Sublicensor to comply with all such laws and regulations, including without limitation to submit information requested by Sublicensor to satisfy IURTC’s reporting requirements in connection therewith. Sublicensee represents and warrants that it, all of its Affiliates and all Further Sublicensees constitute a “small business firm” as defined in 15 U.S.C. §632, and Sublicensee will promptly notify Sublicensor of any change thereof that occurs during the term.

2.5       Product Marking. Sublicensee will mark all Sublicensed Products Sold in the U.S. with the applicable Sublicensed Patent Rights and in a manner not inconsistent with 35 U.S.C. §287(a), and will mark all Sublicensed Products Sold in other countries with the applicable Sublicensed Patent Rights in a manner not inconsistent with the laws and regulation then applicable in each such country. Sublicensee acknowledges that it will be liable to Sublicensor for infringement damages lost due to a failure to mark Sublicensed Products and/or due to the improper or defective marking of the Sublicensed Patent Rights.

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2.6       Improvement Addition. If the Inventor discloses an Improvement to IURTC that is necessary or useful in the Field, Sublicensor will forward a copy of such disclosure to Sublicensee, whereupon Sublicensee will have ninety (90) days to make a written election to add the Improvement to this Agreement as a Sublicensed Patent Right pursuant to the terms and conditions of this Section 2.6. The disclosure will be considered Confidential Information under Section 1.5. As soon as practicable, but no later than thirty (30) days after Sublicensee provides a written election to Sublicensor, the Parties will discuss with IURTC the filing of any patent applications covering the Improvement. If Sublicensee makes a written election to add the Improvement to the Agreement, Sublicensee will provide to Sublicensor an option issue fee of $[*] within fifteen (15) days after the filing of the initial patent application covering the Improvement (the “Initial Improvement Application”). Upon Sublicensee’s election to add such Improvement to this Agreement pursuant to the terms and conditions of this Section 2.6, such Improvement will be deemed automatically added to this Agreement as part of the Sublicensed Patent Rights. The option issue fee will not be creditable against any other consideration received under this Agreement. If the option fee is not timely paid by Sublicensee, the incorporation of such Improvement to the Sublicensed Patent Rights will be rendered null and void, and will have no effect whatsoever.

2.7        Right of First Negotiation.

(a)       Competitive Technology. If at any time during the term of this Agreement, Sublicensor develops any technology, or files or obtains rights to any patent application in the Territory that Sublicensor intends to license to a third party, which is, or which can reasonably be expected to be, competitive with the Sublicensed Products, the Sublicensed Technology or Sublicensed Patent Rights (each a “Competitive Technology”), Sublicensor shall notify Sublicensee that it intends to seek third-party sublicensees for such Competitive Technology prior to contacting any other potential third-party sublicensees. Such notice shall include reasonably detailed technical information concerning the Competitive Technology including, without limitation, a complete copy of any such application. Sublicensee shall notify Sublicensor within thirty (30) days after receiving such notice whether Sublicensee is interested in negotiating a license for such Competitive Technology. If Sublicensee timely provides such notice, the Parties shall negotiate such a license in good faith for a period of up to thirty (30) days after Sublicensor receives Sublicensee’s notice of interest (the “Competitive Negotiation Period”). Sublicensor shall be free to discuss licensing such Competitive Technology with third parties and to grant such a license to one or more third parties (i) if Sublicensee fails to timely respond to Sublicensor’s notice of intent to license the Competitive Technology, or (ii) if Sublicensor and Sublicensee fail to agree upon the terms of a possible license to the Competitive Technology prior to expiration of the Competitive Negotiation Period.

(b)       Non-Ophthalmic or Non-Diabetes Mellitus Product. If at any time during the term of this Agreement, Sublicensor develops any technology, or files or obtains rights to any patent application in the Territory that Sublicensor intends to license to a third party, for uses outside of the Field (an “Other Indication Product”), Sublicensor shall notify Sublicensee that it intends to seek third party sublicensees for an Other Indication Product prior to contacting any other potential third-party sublicensees. Such notice shall include reasonably detailed technical information concerning the Other Indication Product including, without limitation, a complete copy of any such application. Sublicensee shall notify Sublicensor within thirty (30) days after receiving such notice whether Sublicensee is interested in negotiating a license for such Other Indication Product. If Sublicensee timely provides such notice, the Parties shall negotiate such a license in good faith for a period of up to thirty (30) days after Sublicensor receives Sublicensee’s notice of interest (the “Other Indication Negotiation Period”). Sublicensor shall be free to discuss licensing such Other Indication Product with third parties and to grant such a license to one or more third parties (i) if Sublicensee fails to timely respond to Sublicensor’s notice of intent to license the Other Indication Product, or (ii) if Sublicensor and Sublicensee fail to agree upon the terms of a possible license to the Other Indication Product prior to expiration of the Other Indication Negotiation Period.

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2.8       Minimum Investment. Sublicensee shall invest sufficient financial and other resources to initiate a Phase 2 proof-of-concept study of a Compound within twelve (12) months of the date on which shares of the capital stock of Sublicensee are first listed for trading on the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing) (the “Listing Date”). As part of such minimum investment, Sublicensee shall pay $[*] to satisfy certain current accounts payable of Sublicensor, but in no event shall Sublicensee be obligated to make any such payment earlier than fifteen (15) days following the Listing Date.

2.9       Observation Rights.

(a)       Sublicensee agrees that for the period of thirty (30) months from the Effective Date, Sublicensor shall have the right to designate any one (1) individual, which need not be the same individual in each case (the “Representative”), to (i) attend and participate in all meetings of Sublicensee’s Board of Directors (the “Board”) in a non-voting, observer capacity, and (ii) receive copies of all notices, agendas, presentations, reports, waivers, minutes, consents and other materials (whether in written, electronic or other form) that Sublicensee provides to its directors at the same time and in the same manner as provided to such directors (collectively, the “Board Observation Right”).

(b)       Sublicensor, for itself and for the Representative, agrees (i) to hold in confidence all information and materials that either of them may receive, or be given access to, as a consequence of the exercise of the Board Observation Right (collectively, “Sublicensee Confidential Information”), and (ii) not to disclose any Sublicensee Confidential Information to any third party; provided, however, that Sublicensor and the Representative may disclose Confidential Information to Sublicensor’s employees, directors and/or officers and Sublicensor’s lawyers, accountants and/or auditors, but only to the extent any of such persons has a need to know such Sublicensee Confidential Information in connection with either Sublicensor’s ownership interest in Sublicensee or exercise of the Board Observation Right. Sublicensor or the Representative, as applicable, further agrees to instruct such persons on such limited use, and restrictions on disclosure, of such Sublicensee Confidential Information.

(c)       Sublicensor hereby acknowledges its responsibilities under United States securities laws including, but not limited to, the following: (i) refraining from trading in securities while aware of material non-public information obtained from Sublicensee, and (ii) not providing such information to other persons who purchase or sell any securities of Sublicensee or derivatives thereof. Sublicensor acknowledge this restriction also applies to trading by Affiliates of Sublicensor and affiliates and family members of the Representative and persons and entities that are otherwise subject to such securities laws due to their relationship with Sublicensor and the Representative. So long as Sublicensor and the Representative have rights under this Section 2.10, Sublicensee agrees and shall cause the Representative to agree to abide by the securities trading policies of Sublicensee applicable to outside directors, as in effect from time to time.

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(d)       Sublicensor, for itself and the Representative, agrees that Sublicensee may withhold from Sublicensor and the Representative any information, documents or materials, and exclude the Representative from any portion of any Board meeting, if the Representative’s (1) access to such information, documents or materials, or (2) attendance at such portion of a Board meeting, would:

(i)         as reasonably determined by counsel to Sublicensee, compromise the attorney-client privilege that exists between the Board and counsel to Sublicensee;

(ii)        directly violate a non-disclosure or confidentiality obligation of Sublicensee;

(iii)       create an actual conflict of interest; provided, however, that no such conflict of interest shall exist other than with respect to (1) matters directly related to an existing commercial arrangement, or a written proposal for a commercial arrangement, between Sublicensee and Sublicensor or any Affiliate of Sublicensor; (2) current or potential transactions between Sublicensee and any other strategic acquirer other than Sublicensor; or (3) a third party with which Sublicensor has an existing commercial relationship that is directly related to the subject matter to be discussed by the Board.

(e)       The Board Observation Right will terminate upon the first to occur of (i) the sale of all or substantially all Sublicensee’s assets to an unrelated third party; (ii) upon the closing of any merger or other acquisition involving Sublicensee in which the shares of capital stock of Sublicensee outstanding immediately prior to such merger or acquisition represent less than 50% of the voting equity securities of the surviving corporation or entity immediately after such merger or acquisition; (iii) such time that Sublicensor no longer holds any debt or equity securities of Sublicensee; or (iv) the date that is thirty (30) months from the Effective Date.

(f)       During the term of this Agreement, Sublicensor may designate a representative to receive an annual confidential report, in person or in writing, from Sublicensee regarding the status of the research, development and commercialization of Sublicensed Products. The contents of any report contemplated by this Section 2.9(f) will be deemed to constitute Sublicensee Confidential Information.

2.10       Sharing of Data. During the term of this Agreement, Sublicensor agrees to promptly provide Sublicensee copies of (a) any and all Data generated by it or any Affiliate of Sublicensor during the term of this Agreement that could relate to the safety for human use of a Compound, or to the efficacy of any such Compound in treating adisease or condition in the Field, and (b) any and all regulatory filings and correspondence received or filed by Sublicensor or its Affiliates that relate to a Compound. Sublicensee shall retain all commercial rights to such Data, regulatory filings and correspondence.

2.11       Transfer of API. On the Effective Date, Sublicensor hereby irrevocably transfers and assigns all active pharmaceutical ingredient, drug compound or drug product that meets good manufacturing practices standards for the Sublicensed Products in Sublicensor’s possession to Sublicensee to the location specified by Sublicensee in writing.

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2.12       Term. This Agreement shall remain in effect until expiration of the last to expire of the Sublicensed Patents, unless sooner terminated as provided in this Agreement.

2.13       Covenant Regarding the License Agreements. Sublicensor hereby covenants and agrees that Sublicensor will from and after the Effective Date:

(a)       comply with all terms and conditions of the License Agreements;

(b)       not voluntarily terminate either License Agreement without Sublicensee’s prior written consent;

(c)       not: (i) amend either License Agreement in any way that would limit, modify or restrict Sublicensee’s rights and licenses hereunder or increase or modify Sublicensee’s obligations hereunder, without Sublicensee’s prior written consent; and (ii) waive any of Sublicensor’s rights under either License Agreement in a manner that would adversely affect the rights and licenses granted to Sublicensee hereunder, without Sublicensee’s prior written consent. Without limiting the generality of the foregoing, Sublicensor shall not consent or agree (by amendment, waiver, or other action of similar legal effect) to any limitation or narrowing of the scope of Sublicensor’s rights (as they exist on the Effective Date) under either License Agreement that would adversely affect the rights and licenses granted to Sublicensee hereunder, without Sublicensee’s prior written consent;

(d)       immediately notify Sublicensee in the event of Sublicensor’s claimed default or breach or receipt of any notice of any alleged default or breach of either License Agreement or the termination or notice of any termination of either License Agreement; and

(e)       upon any such claimed default or breach by Sublicensor under either License Agreement, use commercially reasonable efforts in cooperation with Sublicensee to remedy and cure such claimed default or breach to prevent the termination of such License Agreement.

Article 3
CONSIDERATION

3.1       Upfront Equity Payment. In partial consideration for the grant of the sublicense rights under this Agreement, on the Effective Date, Sublicensee shall issue to Sublicensor and to certain stockholders of Sublicensor a total of 843,750 shares of the common stock of Sublicensee (the “Shares”) as listed in Exhibit B attached hereto, subject to Sublicensor and each such stockholder entering into a subscription agreement in substantially the form of Exhibit C attached hereto with Sublicensee (each a “Subscription Agreement”). Sublicensor hereby represents and warrants to Sublicensee and covenants and agrees with Sublicensee the following with respect to the Shares:

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(a)       Investment Purpose. The Shares are being acquired for Sublicensor’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Sublicensor understands that the Shares have not been, and will not be, registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof. Sublicensor further understands that the Shares will bear the following legend and agrees to hold the Shares subject thereto:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT AMONG THE CORPORATION AND ITS STOCKHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(b)       Accredited Investor; Not a Bad Actor. Sublicensor represents and warrants that Sublicensor is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act. In addition, Sublicensor is not subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

(c)       Due Inquiry. Sublicensor has been provided the opportunity to ask questions of and receive answers from one or more officers of Sublicensee concerning the terms and conditions of this transaction and to obtain information concerning Sublicensee, and is familiar with the business, operations and affairs of Sublicensee.

(d)       Investment Experience. Sublicensor has (i) such knowledge and experience in financial and business matters that Sublicensor is capable of independently evaluating the risks and merits of acquiring the Shares, (ii) has independently evaluated the risks and merits of acquiring the Shares and has independently determined that the Shares are a suitable investment for Sublicensor, and (iii) Sublicensor has sufficient financial resources to bear the loss of Sublicensor’s entire investment in the Shares.

(e)       No General Solicitation. Sublicensor has not made a decision to invest in the Shares in response to any form of general solicitation or advertising, including, without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting, or (iii) any letter, circular or other written communication.

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(f)       Restricted Securities. Sublicensor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Sublicensor is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case Sublicensor has held the Shares for less than one year or is an Affiliate of Sublicensee, among other things: the availability of certain current public information about Sublicensee, the resale occurring not less than one year after a party has purchased and paid for the Shares to be sold, the sale being made through a “broker’s transaction” or in transactions directly with a “market maker,” and the number of Shares being sold during any three-month period not exceeding specified limitations.

(g)       No Public Market. Sublicensor understands that no public market now exists for any of the securities issued by Sublicensee (including the Shares).

(h)       Joinder to Stockholders Agreement. By execution of this Agreement, Sublicensor shall become a party to the Stockholders Agreement, be considered a “Stockholder” for all purposes under the Stockholders Agreement, and have all of the rights and obligations of a “Stockholder” under the Stockholders Agreement. By execution hereof, Sublicensor represents and warrants that Sublicensor has received, reviewed and understood the provisions of the Stockholders Agreement, and agrees to be bound thereby to the extent provided in this Section 3.1(h), and that delivery of this Agreement constitutes delivery of a counterpart signature page to the Stockholders Agreement by Sublicensor.

3.2       Milestone Payments. In further consideration for the licenses and rights granted to Sublicensee hereunder, Sublicensee shall pay to Sublicensor the milestone payments set forth below after the first achievement of the corresponding milestone (each a “Milestone Payment”). Sublicensee shall notify Sublicensor in writing within thirty (30) days after the achievement of each milestone event, and Sublicensor shall invoice Sublicensee at the time of or following Sublicensor’s receipt of such notice for the applicable Milestone Payment. Sublicensee shall pay to Sublicensor the amounts set forth below within thirty (30) days after its receipt of Sublicensor’s invoice.

(a)       Development Milestones for the Sublicensed Product. Sublicensee shall pay to Sublicensor a one-time payment upon the achievement of the following development milestone events (each a “Development Milestone Event”) related to the successful completion of clinical trials of the first Compound for the first each of an ophthalmic indication and a diabetes mellitus indication sponsored by Sublicensee:

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Development Milestone Event	Milestone Payment
Date of Completion of the First Phase 2 trial in the United States	US$[*]
Date of Completion of the First Phase 3 pivotal trial in the United States	US$[*]

The Phase 2 study will be deemed successfully completed if at least one primary endpoint is achieved with statistical significance such that the data provided by the study is sufficient for Sublicensee to advance the Compound to the next stage (e.g., a Phase 3 pivotal study) of clinical development. The Phase 3 pivotal study will be deemed successful if the primary FDA-agreed endpoint of the study is achieved with statistical significance. For clarity, the Milestone Payment amount for each Development Milestone Event is payable to Sublicensor only once (regardless of the number of the Sublicensed Products developed or commercialized, number of approved indications for the Sublicensed Products, or any other event).

(b)       Regulatory Milestones for the Sublicensed Product. Sublicensee shall pay to Sublicensor a one-time payment upon the achievement of the following regulatory milestone events (each a “Regulatory Milestone Event”) for each of an ophthalmic indication and a diabetes mellitus indication sponsored by Sublicensee:

Regulatory Milestone Event	Milestone Payment
Date of Filing of the first New Drug Application for a Compound	US$[*]
Date of Receipt of Regulatory Approval of a New Drug Application from the FDA for Compound	US$[*]

For clarity, the Milestone Payment amount for each Regulatory Milestone Event is payable to Sublicensor only once for each of the first ophthalmic indication and the first diabetes mellitus indication sponsored by Sublicensee (regardless of the number of Sublicensed Products developed or commercialized, number of approved indications for the Sublicensed Products, or any other event).

(c)       Sales Milestones. Sublicensee shall pay to Sublicensor a one-time payment upon the first achievement of Net Sales of the Sublicensed Products as set forth in the table below (a “Net Sales Milestone Event”):

Net Sales Milestone Event	Milestone Payment
Net Sales greater than US$[*] since First Commercial Sale	US$[*]
Net Sales greater than US$[*] since First Commercial Sale	US$[*]
Net Sales greater than US$[*] since First Commercial Sale	US$[*]

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For clarity, the Milestone Payment amount for each cumulative Net Sales Milestone Event is payable to Sublicensor only once (regardless of the number of Sublicensed Products developed or commercialized, number of approved indications for the Sublicensed Products, or any other event).

3.3        Royalty Payments.

(a)       In partial consideration of the sublicense rights granted to the Sublicensee hereunder, Sublicensee shall pay to Sublicensor a royalty equal to [*] percent ([*]%) of Net Sales of the Sublicensed Products Sold in the Territory in a Calendar Year by Sublicensee and/or its Affiliates or Further Sublicensees (the “Royalty”). The Royalty shall be payable for the duration of the Royalty Term.

(b)       Sublicensee shall pay to Sublicensor the Royalty within thirty (30) days following the expiration of each Calendar Quarter after the date of the First Commercial Sale; provided, however, that any Royalty with respect to Net Sales of the Sublicensed Products Sold in the Territory by any Further Sublicensees will be paid by Sublicensee to Sublicensor within thirty (30) days of the end of the Calendar Quarter in which Sublicensee receives royalty payments from such Further Sublicensee with respect to such Net Sales. The Royalty will be payable on a country-by-country basis commencing as of the First Commercial Sale of a Sublicensed Product in each country until the expiration of the Royalty Term for such Sublicensed Product in each country.

(c)       The Royalty due from Sublicensee to Sublicensor under this Section 3.3 is subject to the following conditions: (i) no Royalty shall be due upon the sale or other transfer among Sublicensee and its Affiliates, distributors or Further Sublicensees, but the Royalty shall be due and calculated upon Sublicensee’s or its Affiliate’s or Further Sublicensee’s Net Sales to the first independent third party; (ii) no Royalty shall accrue on the sale or other disposition of the Sublicensed Products for use in clinical or non-clinical activities conducted by Sublicensee or its Affiliates or Further Sublicensees; and (iii) no Royalty shall accrue on the disposition of the Sublicensed Products in reasonable quantities by Sublicensee or its Affiliates or Further Sublicensees as samples (promotion or otherwise) or as donations or for compassionate use, including to non-profit institutions or government agencies for a non-commercial purpose.

3.4        Improvement Application Payments. With respect to each Initial Improvement Application, Sublicensee will pay to Sublicensor a fee of $[*] for the first U.S. patent to issue claiming priority to such Initial Improvement Application. Such fee will be due and payable within thirty (30) days after Sublicensee receives written notice of the issuance of such patent.

3.5        Payment Method, Records and Reports.

(a)       All payments from Sublicensee to Sublicensor shall be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by Sublicensor in writing to Sublicensee. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

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(b)       Any payments under this Article 3 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

(c)       All payments not paid by Sublicensee to Sublicensor when due will accrue interest, from the due date until payment is received by Sublicensor, at an annual rate equal to [*] percent ([*]%) above the prime rate published in the Eastern edition of the Wall Street Journal at the beginning of the period of arrearage (or the maximum allowed by law, if less). In the event of default in payment, collection agency’s fees of the delinquent balance and out-of-pocket attorney fees plus any applicable court costs will be added to the amount due to Sublicensor. Sublicensee will reimburse Sublicensor within fifteen (15) days of each invoice for all such costs.

(d)       Sublicensee will maintain complete, continuous, and accurate books of account and records sufficient to enable Sublicensor’s independent auditor to verify the amounts paid under this Agreement, and for otherwise verifying its, its Affiliates’ and its Further Sublicensee’s performance hereunder and compliance herewith. The books and records will be maintained for at least three (3) years following the quarter after submission of the reports required by this Article 3. Upon reasonable notice by Sublicensor and during normal business hours, Sublicensee will give Sublicensor (or auditors or inspectors appointed by and representing Sublicensor) access to all books and records, including without limitation for Sales of Sublicensed Products, to conduct at Sublicensor’s expense an audit or review of those books and records. This access will be available at least once every Calendar Year during the Royalty Term and for the three (3) Calendar Years thereafter. Any underpayment will be promptly paid, with interest as set forth in Section 3.5(c), to Sublicensor. Any overpayment will be granted to Sublicensor solely and exclusively as a credit against future payment. If the audit or review reflects an underpayment or overpayment by [*] percent ([*]%) or more for any Calendar Year, then Sublicensee will promptly reimburse Sublicensor for the costs and expenses of the accountants and auditors in connection with the review and audit.

(e)       Sublicensee will deliver to Sublicensor, with each payment made under this Article 3, a written report describing the purpose of the payment and setting forth the calculation of the payment being made to Sublicensor, including without limitation the following:

(i)       For payments under Section 3.3, calculations of payments due by Sublicensee, by each of its Affiliates, and by each Further Sublicensee on a Sublicensed Product-by-Sublicensed Product and country-by-country basis: the number of Sublicensed Products Sold; gross receipts for Sales; deductions as described in the definition of Net Sales, giving totals by each type; and calculation of Net Sales;

(ii)       For payments under Sections 3.2(a), 3.2(b) and 3.3, the serial numbers of the patent applications and patents of the Sublicensed Patent Rights that may cover each Sublicensed Product; and

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(iii)       For payments under Section 3.3 for Net Sales made by Further Sublicensees, the name of the Further Sublicensee and the amount of Net Sales made by each such Further Sublicensee.

3.6       Taxes.

(a)       It is understood and agreed between the Parties that any amounts payable by Sublicensee to Sublicensor hereunder are inclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”). Sublicensor shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each Party will be responsible for their own income and property Taxes.

(b)       All payments of any amounts pursuant to this Agreement must comply with applicable tax withholding obligations. Each Party has the right to withhold any amounts required to be withheld by any applicable laws from amounts payable to the other Party. A Party withholding such amounts will provide the other Party with all relevant information and documentation with respect to the amounts withheld. For clarity, in no event shall either Party be responsible for the payment of Taxes levied on the income of the other Party pursuant to this Section 3.6.

(c)       The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Sublicensee to Sublicensor under this Agreement.

3.7       Audit. Upon reasonable notice to Sublicensee, Sublicensor shall have the right to have an independent certified public accountant, selected by Sublicensor and reasonably acceptable to Sublicensee, audit Sublicensee’s records, during normal business hours, to verify the Royalties payable by Sublicensee to Sublicensor; provided, however, that such audit shall not take place more frequently than once a year and shall not cover such records for more than the preceding two (2) years. The accountant shall only report to Sublicensor as to the accuracy of the payments paid by Sublicensee to Sublicensor, and in the event of any inaccuracy, the correct amount of such payment. Sublicensee shall promptly pay to Sublicensor the amount of any underpayment determined in such audit. Such audit shall be at Sublicensor’s expense unless the audit identifies greater than [*] percent ([*]%) error, in which case such audit shall be at Sublicensee’s expense. Sublicensee shall preserve and maintain all such records and accounts required for audit for a period of two (2) years after the Calendar Quarter for which the record applies.

3.8       Direct Payment. If Sublicensor enters bankruptcy or receivership, voluntarily or involuntarily, then upon notice from IURTC, Sublicensee will pay Sublicensee’s royalties on Net Sales then or thereafter due directly to IURTC for the account of Sublicensor.

Article 4
FURTHER SUBLICENSING

4.1       Notice of Further Sublicenses. Sublicensee shall notify Sublicensor in writing of its intention to grant a Further Sublicense and the terms thereof.

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4.2       Term. Each Further Sublicense granted by Sublicensee under this Agreement shall provide for its termination upon termination of this Agreement. Each Further Sublicense shall terminate upon termination of this Agreement unless (a) terminated by Sublicensee pursuant to Section 10.1(d)(i), or (b) Sublicensee has previously assigned its rights under the Further Sublicense to Sublicensor and Sublicensor has agreed at its sole discretion in writing to such assignment.

4.3       Required Provisions. Sublicensee shall require that all Further Sublicenses be consistent with the terms and conditions of this Agreement and the IURTC Agreement.

Article 5
PATENT APPLICATIONS AND MAINTENANCE

5.1       Prosecution and Maintenance. The IURTC Agreement shall govern the filing, prosecution and maintenance of all patents and patent applications that form the basis for the Sublicensed Patent Rights, including foreign filings and patent cooperation treaty filings. For Sublicensed Patent Rights necessary or useful for commercialization of a Sublicensed Product in the Field, Sublicensee shall have the rights afforded to Sublicensor under the IURTC Agreement. Sublicensee shall reimburse Sublicensor for all costs incurred by Sublicensor with respect to the filing, prosecution and maintenance of such patents and patent applications necessary or useful for commercialization of a Sublicensed Product in the Field, which include the Sublicensed Patents.

5.2       Reports. Sublicensor shall promptly notify Sublicensee of all information received by Sublicensor relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the Sublicensed Patents, including any lapse, revocation, surrender, invalidation or abandonment of any of the patents or patent applications which form the basis for the Sublicensed Patents.

5.3       Extension. Sublicensee and Sublicensor agree to use commercially reasonable efforts to cause the Sublicensed Patent Rights to be extended by all means provided by U.S. or foreign law or regulation, including without limitation extensions provided under U.S. law at 35 U.S.C. §154(b) and 156, and foreign supplementary protection certificates which shall include requesting IURTC to consent to and agree to take such actions to cause such extensions. Sublicensor hereby agrees to provide Sublicensee with all necessary assistance in securing such extension, including without limitation, submitting a request to IURTC to consent to and agree to take such actions to cause such extensions and providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. The Parties will also cooperate in selecting the Sublicensed Product each supplementary protection certificate referencing the Sublicensed Patent Rights will list.

Article 6
ENFORCEMENT

6.1       Notice of Infringement. Each Party shall promptly advise the other in writing of any known acts of potential infringement of the Sublicensed Patents by any third party.

6.2       Enforcement. The License Agreements shall govern the prosecution of infringement claims against third parties with respect to the Intellectual Property licensed under the License Agreements. For Sublicensed Patent Rights necessary or useful for commercialization of a Sublicensed Product in the Field, Sublicensee shall have the rights afforded to Sublicensor under the IURTC Agreement.

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Article 7
REPRESENTATIONS AND WARRANTIES

7.1       Corporate Existence and Power. Each Party represents and warrants to the other that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement.

7.2       Authority. Each Party represents and warrants to the other that it (a) has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

7.3       Absence of Litigation. Sublicensor represents and warrants to Sublicensee that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that Sublicensor’s activities, with respect to the Sublicensed Patents or otherwise related to this Agreement, have infringed or misappropriated, or that by conducting the activities as contemplated herein by Sublicensee would infringe or misappropriate, any of the Intellectual Property rights of any other person.

7.4       No Approvals or Consents. Except as otherwise described in this Agreement, each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained.

7.5       Representations and Warranties of Sublicensor. Sublicensor represents and warrants to Sublicensee that:

(i)       the IURTC Patent Rights constitute all of the patents and patent applications that are controlled by Sublicensor as of the Effective Date or to which Sublicensor has any rights;

(ii)       the Sublicensed Patent Rights and the Sublicensed Technology constitute all Intellectual Property that is owned or controlled by Sublicensor or its Affiliates that relates to research, development, manufacture, importation, use, sale, offer for sale of, or other commercialization of the Sublicensed Products in the Field;

(iii)       to the best of Sublicensor’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Sublicensed Patent Rights or the Sublicensed Technology in the Field by third parties relevant to the the Sublicensed Patent Rights and the Sublicensed Technology in the Field or any other rights granted under this Agreement;

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(iv)      the Sublicensed Patents are currently in compliance with formal and legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Effective Date;

(v)       the Sublicensed Patents have not been and are not now involved in any interference, reissue, reexamination, or opposition proceeding;

(vi)      the Sublicensed Patents have been duly registered and/or filed with or issued by each appropriate governmental entity and all necessary maintenance fees have been timely paid to continue all such rights in effect;

(vii)     no item of the Sublicensed Patents has expired or been declared invalid, in whole or in part, by any governmental entity;

(viii)    Sublicensor has used its best efforts to maintain its trade secrets that relate to the Sublicensed Patents in confidence;

(ix)     prior to the Effective Date Sublicensor has not granted any licenses or covenants-not-to-sue to third parties with respect to the Sublicensed Products, the Sublicensed Patents or the Sublicensed Technology that are in existence as of the Effective Date;

(x)      each License Agreement is valid, binding and in full force and effect and enforceable by Sublicensor in accordance with its terms;

(xi)     the consummation of the transaction contemplated by this Agreement will not result in a breach of either License Agreement;

(xii)     there exists no default or event of default or event, occurrence, condition or act, with respect to Sublicensor, or, to Sublicensor’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under either License Agreement. Sublicensor has not received written or oral notice of, and has no knowledge of any (A) actual, alleged, possible or potential violation or breach of, or default under, either License Agreement, or (B) intent to effect the cancellation, modification or termination of either License Agreement;

(xiii)   a true, correct and complete copy of each License Agreement has been made available to Sublicensee; and

(xiv)    there are no outstanding amounts or fees due and payable by Sublicensor under either License Agreement.

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7.6       Compliance with Export Laws. The rights granted to Sublicensee under this Agreement are contingent upon compliance with applicable U.S. export laws and regulations, including without limitation the Arms Export Control Act, as amended, and the Export Administration Act of 1979. The transfer of certain technical data and commodities may require a license from the cognizant agency of the U.S. Government and/or written assurances by Sublicensee that Sublicensee will not export data or commodities to certain foreign countries without prior approval of such agency. Sublicensor does not represent that a license is not required, or that, if required, such a license will be issued.

7.7       Compliance with Foreign Corrupt Practices Act. The rights granted to Sublicensee under this Agreement are contingent upon compliance with the U.S. Foreign Corrupt Practices Act. Notwithstanding anything to the contrary herein, Sublicensor is not obligated to take any action that it believes in good faith may cause it to be in violation of the U.S. Foreign Corrupt Practices Act or other U.S. laws and such inaction will not give rise to liability hereunder.

7.8       No Conflict. Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of certificate of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

7.9       Capitalization. Sublicensee represents and warrants to Sublicensor that, as of September 30, 2019, (a) the authorized capital stock of Sublicensee consisted of 3,375,000 shares of common stock, 2,700,000 shares of which were issued and outstanding, and 625,000 shares of preferred stock, none of which were issued and outstanding, (b) Sublicensee had reserved 675,000 shares of common stock pursuant to its 2018 Equity Incentive Plan (the “Plan”), of which 164,781 shares remained available for issuance, (c) except for options issued under the Plan, there were no other outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Sublicensee of any shares of its capital stock, and (d) the Shares will constitute no less than twenty percent (20%) of the Fully Diluted Shares of Sublicensee as of September 30, 2019.

Article 8
INDEMNITY

8.1       Sublicensor’s Indemnity. Sublicensor shall indemnify, defend and hold Sublicensee (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Sublicensee (and its directors, officers, employees, and Affiliates) (excluding incidental or consequential Damages suffered or incurred by Sublicensee directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from Sublicensee, which shall be covered by the indemnity set forth herein)) as a consequence of third party claims or actions based upon:

(a)       any breach of any representation or warranty made by Sublicensor in this Agreement; or

(b)       any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Sublicensor contained in this Agreement.

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8.2        Sublicensee’s Indemnity - Sublicensor. Sublicensee shall indemnify, defend and hold Sublicensor (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Sublicensor (and its directors, officers, employees, and Affiliates) (excluding incidental or consequential Damages suffered or incurred by Sublicensor directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from Sublicensor, which shall be covered by the indemnity set forth herein)) as a consequence of third party claims or actions based on:

(a)       any breach of any representation or warranty made by Sublicensee in this Agreement; or

(b)       any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Sublicensee contained in this Agreement.

8.3        Sublicensee’s Indemnity – Sublicensor and IURTC Indemnitees. Sublicensee will indemnify, defend, and hold harmless Sublicensor (and its directors, officers, employees, and Affiliates) and IURTC, PRF, Indiana University and Purdue University (collectively, the “Institutions”), their respective affiliates, Board of Directors, trustees, employees, faculty, staff, students, successors, assigns, independent contractors, and agents (collectively, “IURTC Indemnitees”) from and against any and all judgments, liabilities, losses, damages, actions, claims, costs, or expenses (including without limitation all attorney fees and costs incurred by IURTC Indemnitees) (collectively, “Losses”) arising out of or relating to the exercise of any rights conveyed under this Agreement and/or Further Sublicense, breach of any term or condition under this Agreement and/or Further Sublicense, and/or the negligence, willful malfeasance, and/or willful misconduct by Sublicensee and/or its Affiliates, successors, assigns, or Further Sublicensees, including without limitation (except to the extent of the Losses that are solely attributable to the breach, negligence, recklessness, willful malfeasance, or willful misconduct of Sublicensor or IURTC):

(a)       the use of any Sublicensed Patent Rights, including without limitation, in the design, development, production, manufacture, sale, offer for sale, use, importation, exportation, lease, marketing, or promotion of any Sublicensed Product;

(b)       product liability, injury or death to any person, damage to property, or any injury to business, including without limitation, business interruption or damage to reputation, arising out of and/or relating to the use of the Sublicensed Patent Rights or a Sublicensed Product: and

(c)       any third-party claim that any use of Confidential Information or licensing of the Sublicensed Patent Rights, or development, provision, or use of Sublicensed Products violates or infringes a third party’s Intellectual Property rights;

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Article 9

INSURANCE

9.1        Coverage Requirements.

(a)       Sublicensee and Further Sublicensees will obtain and maintain commercial general liability insurance with a reputable and financially secure insurance carrier prior to clinical testing, making, using, importing, offering to Sell, or Selling any Sublicensed Product or engaging in any other act involving any Sublicensed Product or the Sublicensed Patent Rights, if such act could possibly create risk of a claim against Sublicensor or the IURTC Indemnitees for personal injury or property damage.

(b)       The insurance will identify Sublicensor and IURTC Indemnitees as additional insureds and will provide that the carrier will notify Sublicensor and IURTC in writing at least thirty (30) days prior to cancellation or material change in coverage.

(c)       The insurance will include coverage for product liability with a minimum of two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate, coverage for contractual liability, clinical trials liability if any such trial is performed, and all other coverages standard for such policies. Such insurance will additionally include errors and omissions insurance with a minimum of one million dollars ($1,000,000) per occurrence.

(d)       Insurance policies purchased to comply with this Article 9 will be kept in force for at least five (5) years after the last Sale of Sublicensed Product.

9.2        Certificate. At Sublicensor’s request, such request to be made no more than annually, Sublicensee will provide Sublicensor with a certificate of insurance and notices of subsequent renewals for its insurance and Further Sublicensees.

9.3        Indemnification not Limited. The specified minimum coverages and other provisions of this Article 9 do not constitute a limitation on Sublicensee’s obligation to indemnify Sublicensor and the IURTC Indemnitees under this Agreement.

Article 10
TERMINATION

10.1        Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a)       Termination for Failure to List Securities of Sublicensee. If Sublicensee fails to list shares of Sublicensee’s capital stock for trading on the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing) by August 15, 2020 (the “Listing Requirement”), either Party may terminate this Agreement by giving written notice to the other Party of its intention to terminate by September 15, 2020. Sublicensor acknowledges and agrees that Sublicensee’s completion of a Reverse Merger Transaction will satisfy the Listing Requirement.

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(b)       Sublicensee Voluntary Termination. Sublicensee may terminate this Agreement at any time by giving ninety (90) days written notice of its intention to terminate.

(c)       Termination for Bankruptcy. If either Sublicensee or Sublicensor (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) of this Section 10.1(c) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

(d)       Termination for Default.

(i)       Sublicensee and Sublicensor each shall have the right to terminate this Agreement for default upon the other Party’s uncured failure to comply in any material respect with the terms and conditions of this Agreement. At least sixty (60) days prior to any such termination for default, the Party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.1(d)(i), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within sixty (60) days after receipt of notification, or if the same cannot reasonably be corrected or remedied within sixty (60) days, or if the defaulting Party has not commenced curing such default(s) within such sixty (60) days and is not diligently pursuing completion of same, then such non-defaulting Party immediately may terminate this Agreement.

(ii)       This Section 10.1(d) shall not be an exclusive remedy and shall not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

10.2       Rights upon Termination.

(a)       Sublicensor Rights upon Termination. In the event of any termination of this Agreement, the Sublicense shall automatically and immediately terminate.

(b)       Rights upon Termination by Either Party for Non-Listing. In the event of termination of this Agreement by either Party under Section 10.1(a), the Sublicense shall immediately terminate. Effective upon such termination, Sublicensor hereby (i) irrevocably sells, assigns and transfers to Sublicensee, at no cost to Sublicensee, the Shares owned by Sublicensor (which shall be not less than the number of shares issued to Sublicensor on the Effective Date) and shall cause each of the Subscribers to irrevocably sell, assign and transfer to Sublicensee, at no cost to Sublicensee, the Shares owned by each such Subscriber (which shall be not less than the number of shares issued to each such Subscriber on the Effective Date); and (ii) appoints the officers of Sublicensee and Sublicensee’s transfer agent to transfer such Shares on the books of Sublicensee with full power of substitution in the premises, together with such other documents, certificates, affidavits and instruments as are required by this Agreement or reasonably required by Sublicensee.

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10.3       Effect of Termination. Upon any termination of this Agreement pursuant to this Article 10, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except that the following rights and obligations shall survive:

(a)       Any cause of action or claim of either Party accrued or to accrue because of any breach or default by the other hereunder;

(b)       The provisions of Articles 1, 7, 8, 10, 11 and 12 hereof; and

(c)       All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

Article 11

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

11.1       Confidential Information.

(a)       All Confidential Information furnished under this Agreement by the Disclosing Party shall remain the sole and exclusive property of the Disclosing Party or a third party providing such information to the Disclosing Party. Neither Party shall disclose, reproduce, use, distribute, reverse engineer or transfer, directly or indirectly, in any form, by any means or for any purpose the Confidential Information of the other Party, except as expressly permitted by this Agreement. Disclosure of Confidential Information does not confer upon the Receiving Party any license, interest or rights in any Confidential Information except as provided under this Agreement. Each Party shall require its employees to abide by the restrictions of this Agreement and the Receiving Party shall only allow its independent contractors access to Confidential Information upon: (i) the Disclosing Party’s prior written consent; and (ii) such contractors executing a nondisclosure agreement with restrictions no less protective of the Confidential Information than this Agreement. Subject to the terms set forth herein, each Party shall protect the other Party’s Confidential Information with the same degree of protection and care it uses to protect its own Confidential Information, but in no event less than reasonable care. The obligations of the Parties under this Section 11.1(a) shall survive the term of this Agreement by five (5) years.

(b)       Nothing in this Section 11.1 shall prohibit or limit the Receiving Party’s disclosure of Confidential Information pursuant to a requirement of a governmental agency or by operation of law so long as the Receiving Party first notifies the Disclosing Party prior to disclosure in order to give the Disclosing Party an opportunity to seek an appropriate protective order and/or waive compliance with the terms of this Agreement. In this case disclosure shall include only that part of the Confidential Information that the Receiving Party is required to disclose.

(c)       The Receiving Party shall not export or re-export any of the Disclosing Party’s Confidential information, technical data or products received from the Disclosing Party or the direct products of such Confidential Information’s technical data to any proscribed country, unless authorized by the Disclosing Party in writing, and as properly authorized by any applicable regulation of the U.S. government.

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(d)       The Receiving Party acquires no Intellectual Property rights from the Disclosing Party under this Agreement, except for the restricted right to use Disclosing Party’s Confidential Information for the express, limited purposes permitted by this Agreement.

(e)       The Receiving Party shall be responsible in all cases for the enforcement of all confidentiality and non-disclosure provisions contained herein as they pertain to the Disclosing Party’s Confidential Information, and shall bear all liability for any violations of these provisions by its subsidiaries, Affiliates, joint ventures, consultants, agents, third party contractors and related persons or entities that are controlled by or under common ownership and control of the Receiving Party.

(f)       The Parties acknowledge that they do not desire to receive any Confidential Information that is not reasonably necessary or appropriate to the performance of this Agreement or that is not otherwise requested by the Receiving Party. Each Party agrees to use commercially reasonable efforts to avoid such disclosures of Confidential Information to the other.

11.2       Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)       filing, prosecuting, or maintaining the Sublicensed Patents as permitted by this Agreement;

(b)       regulatory filings for the Sublicensed Products that such Party has a license or right to develop or commercialize hereunder in a given country or within the Territory;

(c)       prosecuting or defending litigation as permitted by this Agreement;

(d)       complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges, provided that any Party making such disclosure shall promptly notify such other Party of such order or regulation upon the receipt thereof, and provide reasonable assistance to such other Party in seeking confidential treatment of such Confidential Information;

(e)       disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, to its sublicensees, in each case on a need-to-know basis in connection with the development or commercialization of the Sublicensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f)       disclosure to actual and bona fide potential investors, acquirors, sublicensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent (except with respect to duration, which may be shorter as long as not less than three (3) years) as those herein, provided that if this Agreement is being disclosed the Disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

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Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(c) or 11.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 11.2(c) or 11.2(d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 11.

11.3       Publications. Before Sublicensor submits any material based on Sublicensor’s development work concerning the Sublicensed Patent Rights, the Sublicensed Technology or Sublicensed Products for publication or makes presentation of any such material, Sublicensor shall deliver a complete copy of the material to Sublicensee at least thirty (30) days prior to any such submission. Sublicensee shall have the option to review any such material and to recommend any changes it reasonably believes are necessary to preserve Confidential Information of Sublicensee to Sublicensor within thirty (30) days of the delivery of such material to Sublicensee, and Sublicensor shall remove or delete Confidential Information of Sublicensee to the extent required for compliance with Section 11.1.

11.4       Publicity; Public Disclosures. Sublicensee and Sublicensor shall issue a joint press release after the Effective Date. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 11.3.

11.5       Governmental Filings. Sublicensor and Sublicensee each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

Article 12
MISCELLANEOUS

12.1       Assignment.

(a)       Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

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(i)       in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Sublicensed Patents, the Sublicensed Technology and the Sublicensed Products to a third party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(ii)       to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and provided further that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

(b)       The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 12.1. Any assignment not in accordance with this Section 12.1 shall be null and void.

12.2       No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name of Sublicensor, Sublicensee or any other trade name or trademark of the either Party or its Affiliates in connection with the performance of this Agreement.

12.3       Independent Contractor. Sublicensee agrees that in the event a faculty or staff member of the Institutions serves Sublicensee in the capacity of consultant, officer, employee, board member, advisor, or other designation, under contract or otherwise, such faculty or staff member is subject to compliance with the Institutions’ conflict of interest and conflict of commitment policies, including without limitation the obligation to complete a disclosure therefor, will serve solely in his or her individual capacity, as an independent contractor, and not as an agent or representative of IURTC, PRF or the Institution, that IURTC, PRF, or the Institution exercises no authority or control over such faculty or staff member while acting in such capacity, that IURTC, PRF, and the Institutions receive no benefit from such activity, and that IURTC, PRF, and the Institutions assume no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Sublicensee further agrees that any breach, error, act, or omission by such faculty or staff member acting in the capacity set forth above in this Section 12.3 will not be imputed or otherwise attributed to IURTC, PRF, or the Institutions, including without limitation to constitute a breach by IURTC of this Agreement.

12.4       Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5       Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (followed by mailed hard copy), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the addresses for each set forth below (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):

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If to Sublicensor:	Timothy J. Tichenor
Apexian Pharmaceuticals, Inc.
20 N. Meridian St., Suite 801
Indianapolis, IN 46204

If to Sublicensee:	Mina Sooch
Ocuphire Pharma, Inc.
37000 Grand River Avenue, Suite 120
Farmington Hill, MI 48335
Fax: 248.480.7351

with a copy to:	Honigman LLP
Attention: Phillip D. Torrence, Esq.
650 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002
Fax: 269.337.7702

12.6       Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

12.7       Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or under circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.8       Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan located in Kalamazoo County and the United States District Court for the Western District of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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12.9       Collection Costs and Attorneys’ Fees. If a Party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

12.10       Entire Agreement. This Agreement together with the Subscription Agreements and the Stockholders Agreement, including any appendices, exhibits or schedules hereto and thereto, constitutes the entire, full and complete agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements, negotiations, representations and discussions, written or oral, express or implied, between the Parties in relation thereto.

12.11       Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

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In Witness Whereof, Sublicensor and Sublicensee have made this Agreement as of Effective Date.

Sublicensor:		Sublicensee:

Apexian Pharmaceuticals, Inc.		Ocuphire Pharma, Inc.

By:	/s/ Mark R. Kelley	By:	/s/ Mina Sooch
Name:	Mark R. Kelley	Name:	Mina Sooch
Title:	CSO	Title:	CEO & President

Signature Page

to Sublicense Agreement

EXHIBIT A

Sublicensed Patents

[*]

Exhibit A-1

Exhibit B

Table of Subscribers and Shares

Number of Shares of Common Stock of Subscriber	Ocuphire Pharma, Inc. to be issued

Apexian Pharmaceuticals, Inc.	738,281

Dr. Mark Kelley	42,188

Dr. Richard Messmann	42,188

BT Capital Management, LLC	21,094

Total	843,751

Exhibit B-1

Exhibit C

Subscription Agreement

OCUPHIRE PHARMA, INC.
SUBSCRIPTION AGREEMENT

Ocuphire Pharma, Inc.

37000 Grand River Ave, Suite 120

Farmington Hills, Michigan 48335

Ladies and Gentlemen:

1.          Subscription. Reference is made to that certain Sublicense Agreement dated as of January ____, 2020 (the “Sublicense Agreement”) entered into by and between Apexian Pharmaceuticals, Inc., a Delaware corporation (“Sublicensor”), and Ocuphire Pharma, Inc., a Delaware corporation (“Sublicensee”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Sublicense Agreement. Pursuant to Section 3.1 of the Sublicense Agreement, Sublicensee hereby issues [_____] Shares (the “Subscriber Shares”) to the undersigned (the “Subscriber”). The Subscriber acknowledges and agrees that the Subscriber’s execution of this Subscription Agreement (this “Agreement”) is a condition precedent to Sublicensee’s obligation to issue the Subscriber Shares to the Subscriber.

2.           Investment Representations. The Subscriber hereby represents and warrants to Sublicensee and covenants and agrees with Sublicensee to the following:

(a)       Investment Purpose. The Subscriber Shares are being acquired for Subcriber’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Subcriber understands that the Subscriber Shares have not been, and will not be, registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof. Subcriber further understands that the Subscriber Shares will bear the following legend and agrees to hold the Subscriber Shares subject thereto;

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.

Exhibit C-1

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT AMONG THE CORPORATION AND ITS STOCKHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(b)       Accredited Investor Status. Accredited Investor; Not a Bad Actor. The Subscriber represents and warrants that the Subscriber is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act. In addition, the Subscriber is not subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

(c)       Due Inquiry. The Subscriber has been provided the opportunity to ask questions of and receive answers from one or more officers of Sublicensee concerning the terms and conditions of this transaction and to obtain information concerning Sublicensee, and is familiar with the business, operations and affairs of Sublicensee.

(d)       Investment Experience. The Subscriber has (i) such knowledge and experience in financial and business matters that the Subscriber is capable of independently evaluating the risks and merits of acquiring the Subscriber Shares, (ii) independently evaluated the risks and merits of acquiring the Subscriber Shares and has independently determined that the Subscriber Shares are a suitable investment for the Subscriber, and (iii) sufficient financial resources to bear the loss of the Subscriber’s entire investment in the Subscriber Shares.

(e)       No General Solicitation. The Subscriber has not made a decision to invest in the Subscriber Shares in response to any form of general solicitation or advertising, including, without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting, or (iii) any letter, circular or other written communication.

(f)       Restricted Securities. The Subscriber acknowledges that the Subscriber Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Subscriber is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the Subscriber has held the Subscriber Shares for less than one year or is an Affiliate of Sublicensee, among other things: the availability of certain current public information about Sublicensee, the resale occurring not less than one year after a party has purchased and paid for the Subscriber Shares to be sold, the sale being made through a “broker’s transaction” or in transactions directly with a “market maker,” and the number of Subscriber Shares being sold during any three-month period not exceeding specified limitations.

Exhibit C-2

(g)       No Public Market. The Subscriber understands that no public market now exists for any of the securities issued by Sublicensee (including the Subscriber Shares).

(h)       Joinder to Stockholders Agreement. By execution of this Agreement, the Subscriber shall become a party to the Stockholders Agreement, be considered a “Stockholder” for all purposes under the Stockholders Agreement, and have all of the rights and obligations of a “Stockholder” under the Stockholders Agreement. By execution hereof, the Subscriber represents and warrants that the Subscriber has received, reviewed and understood the provisions of the Stockholders Agreement, and agrees to be bound thereby to the extent provided in this Section 2(h), and that delivery of this Agreement constitutes delivery of a counterpart signature page to the Stockholders Agreement by the Subscriber.

3.            Return of the Subscriber Shares Upon Termination of Sublicense Agreement Pursuant to Section 10.1(c). In the event that Sublicensor terminates the Sublicense Agreement pursuant to Section 10.1(c) of the Sublicense Agreement, upon such termination, Subscriber hereby (a) irrevocably sells, assigns and transfers to Sublicensee, at no cost to Sublicensee, the Subscriber Shares owned by the Subscriber (which shall be not less than the number of shares issued to the Subscriber on the Effective Date); and (b) appoints the officers of Sublicensee and Sublicensee’s transfer agent to transfer such Subscriber Shares on the books of Sublicensee with full power of substitution in the premises, together with such other documents, certificates, affidavits and instruments as are required by this Agreement or reasonably required by Sublicensee.

4.           Miscellaneous. This Agreement, and the representations and warranties contained herein shall be binding upon the Subscriber and the Subscriber’s heirs, executors, administrators and other successors. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan located in Kalamazoo County and the United States District Court for the Western District of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Signatures on the Following Page

Exhibit C-3

In Witness Whereof, the undersigned has executed this Subscription Agreement as of this _____ day of January, 2020.

[Insert Name]

This Subscription Agreement is hereby accepted by Sublicensee as of this ___ day of January, 2020.

Sublicensee:

Ocuphire Pharma, Inc.

By:
Name:
Title: